Exhibit 99.1
Chart Industries Reports 2021 Second Quarter Results

Atlanta, Georgia – July 22, 2021 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the second quarter ended June 30, 2021. Further details can be found in the supplemental presentation included with this release. All figures in this release and supplemental presentation represent our continuing operations in our external reportable segments of Cryogenic Tank Solutions (“CTS”), Heat Transfer Systems (“HTS”), Specialty Products (“Specialty”) and Repair, Service & Leasing (“RSL”). Highlights include:

•Third consecutive quarter of record orders ($447.9 million), contributing to record backlog of $1,083.9 million and including orders with 133 new customers and 16 first-of-a-kind (“FOAK”) applications
•Sales of $322.0 million were an increase of 11.6% over the first quarter 2021 and an increase of 11.2% compared to the second quarter of 2020; excluding Venture Global Calcasieu Pass Big LNG, sales increased 15.6% compared to the first quarter 2021 and 19.2% compared to the second quarter of 2020
•Reported diluted earnings per share (“EPS”) of $0.16 and adjusted non-diluted EPS of $0.80 (excluding mark-to-market for strategic equity investments)
•Repair, Service & Leasing and Specialty Products comprised 50.0% of our total net sales, the highest quarter in our history (and compared to 41.1% in the first quarter of 2021 and 34.1% for the full year 2020)
•Completed acquisition of L.A. Turbine (specialty turboexpanders on July 1, 2021) and investments in Earthly Labs (small-scale carbon capture) and Cryomotive (compressed cold hydrogen)
•Increase to full year 2021 guidance of revenue of $1.38 billion to $1.43 billion (increase from prior outlook of $1.36 billion to $1.41 billion) and associated non-diluted adjusted EPS of $3.80 to $4.25 (increase from the prior 2021 outlook of $3.65 to $4.15)
•Given record backlog with visibility to 2022, releasing 2022 revenue outlook of $1.60 billion to $1.70 billion
•Sharing 2030 Total Addressable Market (“TAM”) for Specialty Products of $36.5 billion

Three consecutive quarters of record orders set the stage for significant growth ahead both in the second half of 2021 and full year 2022.
Second quarter 2021 orders of $447.9 million was the highest in our history, and the third quarter in a row that we have set a new historical order record. Orders increased sequentially 7.4% when compared to the first quarter of 2021 (our prior historical record high) and 83.2% compared to the second quarter of 2020. Demand for Chart products and technologies continues to be broad based and is flowing through to sales and earnings, as evidenced by records in the following categories:

$ millions	Orders	Backlog	Sales
Specialty Products	●	●	●
Hydrogen / Helium	●	●	●
Water Treatment	●	●	●
HLNG Vehicle	●
Food & Beverage	●	●	●
CCUS
Space
Other		●	●
Repair, Service, Leasing			●
Cryo-Lease			●
PRS			●
Cryo Tank Solutions	●	●
Storage Equipment	●	●
Eng Systems		●
Mobiles	●	●
Heat Transfer Systems
CHART TOTAL	●	●
CHART TOTAL $	$447.9	$1,083.9	$322.0

Record orders resulted in our third consecutive record backlog quarter ($1,083.9 million), and this is a record with or without Big LNG. Second quarter 2021 ending backlog does not include any additional or new Big LNG as our final Venture Global Calcasieu Pass shipments were completed in June 2021 on-time and in budget. Backlog includes the following significant and meaningful orders and activities in the second quarter 2021 (just to name a few, as the list goes on!):
•Hydrogen ($81.9 million) including one helium liquefaction plant for a company in Russia as well as 22 liquid hydrogen trailers.
•Booked 16 first-of-a-kind orders, including the first LNG road tankers to be operated in South Africa and a SDOX water treatment system for a brewery for odor control.
•133 new customers placed orders, 63% of whom are outside of North America.
•60 orders booked that individually were greater than $1 million.
•Strong industrial gas orders which is an indicator of our customers’ confidence in 2022.
•Booked more trailer orders in the first half of 2021 than in the full year of 2020.
•Record order and sales activity in EMEA and India.
•China continued its streak of records, including record orders as well as shipping the largest bulk tank in our Chart China history.
•Record water treatment orders of $7.3 million, with 70% of these orders having both Chart and BlueInGreen content.
•Record HLNG vehicle tank orders including the largest LNG bus order in our history.

•And while we have not seen significant order pickup in the Heat Transfer segment, we received full notice to proceed on the New Fortress Energy FastLNG project. Additionally, we have seen a considerable change from midstream and upstream inquiry levels. Specifically, inquiry levels for midstream and upstream equipment increased 30% from April 2021 to June 2021. More meaningful is that our conversion rate from inquiry to firm fixed order has changed to a 70% conversion rate in June and July 2021 compared to ~30% six months ago.

“We expect this broad-based demand for our molecule agnostic products and solutions to continue with both public and private sector funding and decision making moving toward practical and cleaner energy activities,” stated Jill Evanko, Chart’s CEO and President. “The progress has continued this past week, with the Department of Energy’s “Long Duration Storage Shot”, the European Commissions’ “Fit for 55” package and associated Carbon Border Adjustment Mechanism all contributing significant momentum toward the nexus of clean energy, clean water, clean food and clean industrials that we expect to explode (pun intended) this decade.”

As the result of the exponentially growing specialty markets, we are providing a 2030 total addressable market estimate for our Specialty Products of $36.5 billion, based on market information, our existing product and technology portfolio, and bottoms up estimates from our commercial team and our customers’ outlooks.

Continuing to leverage our strategic inorganic and organic investments for growth and productivity.
In the second quarter 2021, we continued to add to our full solution offering through inorganic investments and acquisitions, completing minority investments in the following companies, all of which add further growth potential to our specialty markets:
•Cryomotive, a leading green-tech mobility startup in Germany developing a disruptive clean hydrogen storage and refueling technology platform focused on compressed cold hydrogen and cryogenic high-pressure storage. Cryomotive’s proprietary CcH2 CRYOGAS technology aims to decarbonize long-haul commercial vehicles while keeping the range and fueling times similar to diesel powered vehicles and reaching parity in costs of ownership before 2030.
•Earthly Labs is the leading provider of small-scale carbon capture systems offering an affordable, small footprint technology platform called “CiCi ®” to capture, recycle, reuse, track and sell CO2. Earthly Labs' solution is unique in the carbon capture space, offering quick installation, fast payback, and a cloud-based software solution enabling real-time CO2 capture insights. Earthly Labs uses Chart cryogenic CO2 storage tanks, vaporizers and regulators as a standard part of its offering to customers which will be further expanded in conjunction with the commercial MOU signed by the parties in connection with Chart’s investment.

In addition to these investments, on July 1, 2021, we closed on the $80 million acquisition of L.A. Turbine, a global leader in turboexpander design, engineering, manufacturing, assembly and testing process for new and aftermarket equipment, with significant in-house engineering expertise. LAT’s capabilities are a natural fit and deliver a competitive point of differentiation for Chart. There is a very unique expander required for hydrogen and helium liquefaction which is difficult to obtain in the market due to a limited number of companies like LAT that are capable of designing and producing it. Within the first 24 hours of owning L.A. Turbine, we had already received numerous customer reach outs to connect on providing these expanders, and in the first weeks have booked approximately $2 million in new orders.

Also, we officially opened our repair, service & leasing site in strategically located Richburg, SC, a location that our industrial gas customers have been requesting. We have already received numerous customer tanks onsite, another step to our over target of 20% of Chart revenue being in the repair, service & leasing segment within the next two years. RSL was 17% of our total revenue in the second quarter of 2021 driven in part by an increase in leasing revenue (263% increase versus Q1 2021) and in part by the fact that we now have 80 customers with repair & service agreements globally, including 40 outside of North America.

Our organic R&D activities are already paying off, as we sold our first liquid hydrogen ISO container recently (July 2021 order) to a customer in Turkey. Additionally, we now have our Liquid Hydrogen Onboard Vehicle Tank (“HLH2 onboard tank”) commercially available and we are excited to partner with Hyzon Motors with whom we will offer an ultra-heavy-duty truck with a range of 1,000 miles, powered by liquid hydrogen. The start to our third quarter 2021 hydrogen order activity has continued to be strong, and we are excited to be at the point of completion of another one of our differentiators – regional certifications, including having the Chinese group code for liquid hydrogen storage tanks (which is by invitation only and takes approximately 18 months to receive from the governing authorities).

Strong orders are resulting in increasing sales, and actions have been taken to address material cost and supply headwinds.
Sales of $322.0 million were an increase of 11.6% over the first quarter 2021 and 11.2% when compared to the second quarter of 2020. The second quarter of 2021 had $5.4 million of Venture Global (“VG”) Calcasieu Pass revenue whereas the first quarter of 2021 had $14.7 million and second quarter of 2020 had $23.8 million of associated VG revenue. We expect total sales of each subsequent quarter in the second half of 2021 to be sequentially higher than the prior quarter.

Reported gross margin as a percent of sales of 25.8% reflected one-time restructuring and start-up costs. These one-time costs were primarily related to start-up activities in our manufacturing locations where we are adding capacity (Teddy Trailer & Tanks in Alabama, USA and air coolers in Beasley, Texas, USA), opening greenfield facilities (Richburg, South Carolina, USA) or creating flexible manufacturing (Tulsa, Oklahoma, USA). When normalized for those, gross margin as a percent of sales was 29.0%, and we expect that sequentially between now and year-end, gross margin as a percent of sales will increase. RSL had a sequential negative swing in gross margin as a percent of sales, driven by less quick turn field service projects and specific product mix. Specialty, CTS and HTS gross margin as a percent of sales were in line with expectations and CTS will receive second half benefit from price increases put into effect on July 1, 2021.

Frequently discussed topics are the increase in material and labor costs across all industries. We were not immune to the material cost increases. We have taken many steps to ensure that going forward, we have enough inventory on hand to meet our customers’ lead-times and delivery schedules while protecting margins. The actions taken include the following:
•Effective July 1, 2021, we implemented a broad price increase for most of our products, ranging between 8% and 12%. Therefore, we expect our margins will be better in the second half of 2021 than the second quarter of 2021.
•In our global long-term agreements as well as with our customers in EMEA and India, this material cost escalation is passed through to our customers in the form of a material surcharge. This standard surcharge formula in our LTAs are typically three months delayed from the impact of the material cost change itself.
•During the second quarter of 2021, we made the conscious decision to add inventory for the remainder of the 2021 year to ensure we could meet delivery schedules given the material shortages and supply chain issues globally. We have also contracted our key materials through the end of 2021, mitigating potential concerns of lack of supply availability, especially as mills globally are seeing unprecedented demand and head into the summer season which is typically their maintenance time of year. This strategic decision resulted in negative net cash provided by operating activities from continuing operations of $37 million and a corresponding negative free cash flow (“FCF”) of $31 million for the quarter (adjusted for a tax payment associated with the divestiture of our cryobiological business), driven by our $29 million investment in inventory ($65 million investment in inventory year-to-date 2021) to meet demand amidst challenging market supply conditions. We expect inventory levels to decline in the second half of 2021 in connection with anticipated high product demand, as well as generating FCF from the receipt of key milestone payments related to backlog projects of the Russian helium liquefier, two 15 ton per day hydrogen liquefaction projects and New Fortress Energy’s FastLNG. As of June 30, 2021, we had $198 million of cash on hand and a net leverage ratio of 2.41 which included second quarter 2021 tax payments of $41.9 million.
•Over 95% of our supply base has more than one (in many cases, multiple) vendor sources, which has allowed us to continue to be on-time with our deliveries.

Even considering the material cost headwinds we faced, our adjusted non-diluted earnings per share was $0.80 for the second quarter 2021 (excluding the negative impact of our mark-to-

market on our minority investments and adjusted for the one-time start-up costs described above and transaction related costs for our inorganic deal activity (L.A. Turbine, Cryomotive and Earthly Labs)). On a year-to-date basis, through the first half of 2021, our adjusted non-diluted EPS increased 88% when compared to the first half of 2020, and adjusted diluted EPS increased 76% compared to that same period.

Don’t forget about LNG.
LNG infrastructure activity is very active. When we think of our LNG business, we think of it in three categories; (1) Big LNG export projects, (2) small-scale and utility-scale LNG and (3) LNG infrastructure. First, while Big LNG is not included in our 2021 guidance or 2022 outlook, considerable second quarter 2021 activity on FERC approved mid-scale projects including Venture Global Plaquemines, Cheniere CCL Stage Three and Tellurian’s Driftwood Phase 1 provide additional confidence to these moving forward to Final Investment Decision (“FID”) in the first half of 2022. Second, numerous additional small-scale LNG project have entered our commercial pipeline in the second quarter 2021, and we expect that 2022 to 2025 will be record setting for multiple of these projects to move ahead globally, driven in part by more market and government acceptance of LNG. New Fortress Energy’s FastLNG project progressed to full notice to proceed within the second quarter of 2021. Finally, widespread & strong demand for LNG vehicle tanks, fueling stations and trailers has continued throughout the first half of 2021. There were record orders in the second quarter of 2021 for HLNG vehicle tanks including the largest LNG bus order in our history.

Increasing full year 2021 guidance, including reiterating that each quarter in 2021 is expected to be better than the prior quarter.
Full year 2021 sales are expected to be approximately $1.380 billion to $1.430 billion, inclusive of $21 million of Venture Global’s Calcasieu Pass revenue (none remaining to ship) as well as expected 2021 revenue from the 2021 acquisitions of Cryo Technologies and L.A. Turbine and actual order activity resulting from our inorganic minority investments. This is an increase over the prior full year 2021 sales guidance of $1.36 billion to $1.41 billion, resulting from the strong first half 2021 order book, including specific hydrogen and helium liquefaction projects. There is no additional Big LNG revenue included in our outlook although we strongly believe that there is the opportunity for up to four Big LNG projects with our equipment and/or IPSMR® to move to Final Investment Decision (“FID”) in the first half of 2022. As we have indicated previously, there are many moving pieces that contribute to a range, and we have provided two different analyses on our revenue range in the supplemental presentation on slides 22 and 23 (the prior walk is included in the appendix of the presentation on slide 29). This year, we expect the second half of 2021 to be considerably higher than the first half of 2021 based on the lead-time of our backlog, in particular associated 2021 revenue related to projects such as the two 15 ton per day hydrogen liquefaction plants, the Russian helium liquefiers and New Fortress Energy’s FastLNG project. More specifically, we expect each quarter to sequentially increase over the prior quarter this year, as you have seen in the first half. Additionally, we have conservatively built our second half 2021 forecast for HTS, although we believe there will be continued heightened replacement activity with plants running at higher capacity factors with changing capture and rejection modes which could result in drop-in projects that are at or above $10 million in size and scope.

We anticipate full year non-diluted adjusted earnings per share to be approximately $3.80 to $4.25 on 35.5 million weighted average shares outstanding, up from our previous estimate of $3.65 to $4.15 per share. Our assumed effective tax rate is 18% for the full year 2021. Our expected capital expenditure outlook is unchanged from our prior guidance is unchanged and expected to be in the $40 million to $50 million range, driven by organic investments in our high growth areas inclusive of expanding product capabilities in our Teddy Trailer and Tank facility, completion of our repair and service facility in South Carolina, USA, new product development for hydrogen and continued targeted lease fleet expansion.

2022 is Set to Be a Record Year. Our First Look.
Given our record backlog as of June 30, 2021, as well as visibility to anticipated broad-based demand, we are sharing our first look for revenue for 2022. Our 2022 sales outlook is expected to be in the range of $1.60 billion to $1.70 billion, and does not include any additional or new Big LNG projects, although we bullishly expect between one and four of these Big LNG projects that already have FERC approval to move to FID in the first half of 2022. Details on our 2022 sales outlook can be found in the supplemental presentation on slide 25.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, material cost and pricing increases, business trends, clean energy market opportunities, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This presentation contains non-GAAP financial information, including adjusted gross margin as a percent of sales, adjusted earnings per diluted and non-diluted share, net income attributable to Chart Industries, Inc. adjusted, and free cash flow. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Second Quarter and YTD 2021 Earnings Per Share," and “Second Quarter and YTD 2021 Free Cash Flow” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2021 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2021 financial results on a conference call on Thursday, July 22, 2021 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 2482633. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 2482633. The replay will be available beginning 12:30 p.m. ET, Thursday, July 22, 2021 until 12:30 p.m. ET, Thursday, July 29, 2021.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki, CFA
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2021	June 30, 2020	March 31, 2021	June 30, 2021	June 30, 2020
Sales	$322.0	$289.5	$288.5	$610.5	$591.4
Cost of sales	238.8	206.2	204.6	443.4	425.8
Gross profit	83.2	83.3	83.9	167.1	165.6
Selling, general, and administrative expenses	48.0	43.5	46.2	94.2	96.0
Amortization expense	9.6	14.0	8.8	18.4	28.0
Operating expenses	57.6	57.5	55.0	112.6	124.0
Operating income (1) (2) (3) (4) (5)	25.6	25.8	28.9	54.5	41.6
Interest expense, net	2.2	7.6	2.0	4.2	14.8
Unrealized loss (gain) on investments in equity securities	12.5	(1.0)	(3.3)	9.2	3.8
Financing costs amortization	1.1	1.1	1.2	2.3	2.1
Foreign currency loss (gain) and other	1.7	1.2	(0.2)	1.5	1.5
Income from continuing operations before income taxes	8.1	16.9	29.2	37.3	19.4
Income tax expense	1.3	2.2	3.1	4.4	2.6
Net income from continuing operations (6)	6.8	14.7	26.1	32.9	16.8
Income from discontinued operations, net of tax	—	6.3	—	—	12.7
Net income	6.8	21.0	26.1	32.9	29.5
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.3	0.9	0.5	0.8	0.9
Net income attributable to Chart Industries, Inc.	$6.5	$20.1	$25.6	$32.1	$28.6
Net income attributable to Chart Industries, Inc.
Income from continuing operations	$6.5	$13.8	$25.6	$32.1	$15.9
Income from discontinued operations, net of tax	—	6.3	—	—	12.7
Net income attributable to Chart Industries, Inc.	$6.5	$20.1	$25.6	$32.1	$28.6

Basic earnings per common share attributable to Chart Industries, Inc.:
Income from continuing operations	$0.18	$0.39	$0.72	$0.90	$0.45
Income from discontinued operations	—	0.18	—	—	0.36
Net income attributable to Chart Industries, Inc.	$0.18	$0.57	$0.72	$0.90	$0.81
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations (7) (8)	$0.16	$0.39	$0.63	$0.79	$0.45
Income from discontinued operations	—	0.18	—	—	0.35
Net income attributable to Chart Industries, Inc.	$0.16	$0.57	$0.63	$0.79	$0.80
Weighted-average number of common shares outstanding:
Basic	35.61	35.18	35.55	35.58	35.48
Diluted	40.81	35.31	40.62	40.72	35.66

_______________
(1)Includes depreciation expense of:
•$10.2, $9.3 and $10.7 for the three months ended June 30, 2021, June 30, 2020 and March 31, 2021, respectively, and
•$20.9 and $18.9 for the six months ended June 30, 2021 and 2020, respectively.
(2)Includes restructuring costs of:
•$0.3, $5.6, and $0.7 for the three months ended June 30, 2021, June 30, 2020 and March 31, 2021, respectively, and
•$1.0 and $10.8 for the six months ended June 30, 2021 and 2020, respectively.
(3)Includes acquisition-related contingent consideration adjustments of:
•$1.2 and $0.8 in our Specialty Products segment for the three months ended June 30, 2021 and March 31, 2021, respectively, and
•$2.0 in our Specialty Products segment for the six months ended June 30, 2021.
(4)Includes a $2.6 gain on sale of a facility in China for the three and six months ended June 30, 2020.
(5)Includes transaction-related costs of $0.8 and $1.8 for the three and six months ended June 30, 2021, respectively, related to the acquisitions of Cryogenic Gas Technologies, Inc., Sustainable Energy Solutions, Inc., BlueInGreen, LLC and Alabama Trailers and the July 1, 2021 acquisition of L.A. Turbine.
(6)Includes $1.3 in income taxes and interest expense related to previous divestitures for the three and six months ended June 30, 2021.
(7)Includes an additional 4.89 and 4.82 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and six months ended June 30, 2021, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.64 and 2.61 for the three and six months ended June 30, 2021, respectively.
(8)Includes an additional 4.74 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2021. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.57 for the three months ended March 31, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2021	June 30, 2020	March 31, 2021	June 30, 2021	June 30, 2020
Net Cash (Used In) Provided By Operating Activities	$(36.6)	$54.8	$8.3	$(28.3)	$80.3
Investing Activities
Acquisition of businesses, net of cash acquired	—	—	(55.0)	(55.0)	—
Investments	(12.9)	—	(40.0)	(52.9)	—
Capital expenditures	(15.2)	(10.7)	(11.5)	(26.7)	(21.0)
Proceeds from sale of assets	—	0.8	—	—	0.8
Government grants	0.1	(0.1)	0.2	0.3	—
Net Cash Used In Investing Activities	(28.0)	(10.0)	(106.3)	(134.3)	(20.2)
Financing Activities
Borrowings on revolving credit facilities	236.4	29.0	187.7	424.1	93.5
Repayments on revolving credit facilities	(90.0)	(36.7)	(102.5)	(192.5)	(121.4)
Repayments on term loan	—	(2.8)	—	—	(5.6)
Payments for debt issuance costs	—	(1.9)	—	—	(1.9)
Proceeds from exercise of stock options	1.0	0.6	5.6	6.6	2.6
Common stock repurchases from share-based compensation plans	(0.2)	—	(3.0)	(3.2)	(1.7)
Common stock repurchases (1)	—	—	—	—	(19.3)
Net Cash Provided By (Used In) Financing Activities	147.2	(11.8)	87.8	235.0	(53.8)
Effect of exchange rate changes on cash	0.3	0.2	—	0.3	(2.8)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	82.9	33.2	(10.2)	72.7	3.5
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	115.9	90.3	126.1	126.1	120.0
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (2)	$198.8	$123.5	$115.9	$198.8	$123.5
_______________
(1)Includes $19.3 in shares repurchased through our share repurchase program.
(2)Includes restricted cash and restricted cash equivalents of $1.0 for all periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$197.8	$125.1
Accounts receivable, net	220.0	200.8
Inventories, net	310.1	248.4
Other current assets	147.4	128.7
Property, plant, and equipment, net	414.0	414.5
Goodwill	896.1	865.9
Identifiable intangible assets, net	491.0	493.1
Investments	121.4	78.9
Other assets	32.2	15.1
TOTAL ASSETS	$2,830.0	$2,570.5

LIABILITIES AND EQUITY
Current liabilities	$675.8	$634.8
Long-term debt	450.6	221.6
Other long-term liabilities	119.8	134.8
Equity	1,583.8	1,579.3
TOTAL LIABILITIES AND EQUITY	$2,830.0	$2,570.5

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2021	June 30, 2020	March 31, 2021	June 30, 2021	June 30, 2020
Sales
Cryo Tank Solutions	$97.8	$105.3	$103.9	$201.7	$203.3
Heat Transfer Systems	65.2	97.3	69.2	134.4	210.2
Specialty Products	106.8	48.6	77.3	184.1	101.5
Repair, Service & Leasing	54.6	40.1	41.4	96.0	80.8
Intersegment eliminations	(2.4)	(1.8)	(3.3)	(5.7)	(4.4)
Consolidated	$322.0	$289.5	$288.5	$610.5	$591.4
Gross Profit
Cryo Tank Solutions	$23.2	$25.8	$25.2	$48.4	$49.9
Heat Transfer Systems	11.2	26.8	15.8	27.0	52.9
Specialty Products	36.7	17.0	28.2	64.9	37.3
Repair, Service & Leasing	12.1	13.7	14.7	26.8	25.5
Consolidated	$83.2	$83.3	$83.9	$167.1	$165.6
Gross Profit Margin
Cryo Tank Solutions	23.7%	24.5%	24.3%	24.0%	24.5%
Heat Transfer Systems	17.2%	27.5%	22.8%	20.1%	25.2%
Specialty Products	34.4%	35.0%	36.5%	35.3%	36.7%
Repair, Service & Leasing	22.2%	34.2%	35.5%	27.9%	31.6%
Consolidated	25.8%	28.8%	29.1%	27.4%	28.0%
Operating Income (Loss)
Cryo Tank Solutions	$13.4	$15.9	$15.6	$29.0	$27.5
Heat Transfer Systems	(0.5)	7.2	3.9	3.4	12.7
Specialty Products	23.4	11.7	17.9	41.3	25.5
Repair, Service & Leasing	5.6	7.6	8.3	13.9	12.2
Corporate	(16.3)	(16.6)	(16.8)	(33.1)	(36.3)
Consolidated (1) (2) (3) (4) (5)	$25.6	$25.8	$28.9	$54.5	$41.6
Operating Margin (Loss)
Cryo Tank Solutions	13.7%	15.1%	15.0%	14.4%	13.5%
Heat Transfer Systems	(0.8)%	7.4%	5.6%	2.5%	6.0%
Specialty Products	21.9%	24.1%	23.2%	22.4%	25.1%
Repair, Service & Leasing	10.3%	19.0%	20.0%	14.5%	15.1%
Consolidated	8.0%	8.9%	10.0%	8.9%	7.0%
_______________
(1)Restructuring costs for the three months ended:
•June 30, 2021 were $0.3 ($0.3 - Heat Transfer Systems).
•June 30, 2020 were $5.6 ($1.1 - Cryo Tank Solutions, $2.9 - Heat Transfer Systems and $1.6 - Corporate).
•March 31, 2021 were $0.7 ($0.3 - Cryo Tank Solutions and $0.4 and Heat Transfer Systems).
(2)Restructuring costs for the six months ended:
•June 30, 2021 were $1.0 ($0.3 - Cryo Tank Solutions and $0.7 - Heat Transfer Systems).
•June 30, 2020 were $10.8 ($2.9 - Cryo Tank Solutions, $5.7 - Heat Transfer Systems and $2.2 - Corporate).
(3)Includes acquisition-related contingent consideration adjustments of:
•$1.2 and $0.8 in our Specialty Products segment for the three months ended June 30, 2021 and March 31, 2021, respectively, and
•$2.0 in our Specialty Products segment for the six months ended June 30, 2021.

(4)Includes a $2.6 gain on sale of a facility in China in our Cryo Tank Solutions segment for the three and six months ended June 30, 2020.
(5)Includes transaction-related costs of $0.8 and $1.8 for the three and six months ended June 30, 2021, respectively, in Corporate related to the acquisitions of Cryogenic Gas Technologies, Inc., Sustainable Energy Solutions, Inc., BlueInGreen, LLC and Alabama Trailers and the July 1, 2021 acquisition of L.A. Turbine.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2021	June 30, 2020	March 31, 2021
Orders
Cryo Tank Solutions	$175.3	$85.5	$129.5
Heat Transfer Systems	48.4	55.4	104.9
Specialty Products	190.6	64.4	144.5
Repair, Service & Leasing	41.4	41.4	40.5
Intersegment eliminations	(7.8)	(2.2)	(2.2)
Consolidated	$447.9	$244.5	$417.2

	As of
	June 30, 2021	June 30, 2020	March 31, 2021
Backlog
Cryo Tank Solutions	$327.1	$209.8	$245.8
Heat Transfer Systems (1)	345.1	296.1	361.4
Specialty Products	374.0	145.8	270.5
Repair, Service & Leasing	44.3	37.4	57.4
Intersegment eliminations	(6.6)	(2.4)	(1.0)
Consolidated	$1,083.9	$686.7	$934.1
_______________
(1)Heat Transfer Systems segment backlog as of June 30, 2021, June 30, 2020 and March 31, 2021 was inclusive of $0.8, $72.0 and $6.4 of backlog remaining on Calcasieu Pass, respectively. Also included in Heat Transfer Systems segment backlog for all periods presented is approximately $40.0 million related to the previously announced Magnolia LNG order where production release is delayed. As we previously reported, in general, similar projects previously put on hold in the market are beginning to move ahead as the clean energy infrastructure build out ramps up.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER BASIC SHARE TO ADJUSTED EARNINGS PER NON-DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2019
Basic earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$0.18	$0.39	$0.19
Restructuring, transaction-related and other costs (1)	0.31	0.18	0.24
Accelerated tax impacts related to China facility closure	—	—	0.05
Gain on sale of a facility in China (2)	—	(0.07)	—
Other one-time costs (3)	0.10	—	—
Tax effects	(0.07)	(0.03)	(0.02)
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.52	$0.47	$0.46
Mark-to-market adjustments to investments in equity securities (4)	0.35	(0.02)	—
Tax effects	(0.07)	—	—
Adjusted non-diluted earnings per common share, excluding strategic investments, attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.80	$0.45	$0.46

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2019
Diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$0.16	$0.39	$0.18
Restructuring, transaction-related and other costs (1)	0.27	0.18	0.22
Accelerated tax impacts related to China facility closure	—	—	0.05
Gain on sale of a facility in China (2)	—	(0.07)	—
Other one-time costs (3)	0.09	—	—
Dilution impact of convertible notes (5) (6)	0.03	—	0.02
Tax effects	(0.06)	(0.03)	(0.02)
Adjusted diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.49	$0.47	$0.45
Mark-to-market adjustments to investments in equity securities (4)	$0.33	$(0.02)	$—
Tax effects	(0.06)	—	—
Adjusted diluted earnings per common share, excluding strategic investments, attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.76	$0.45	$0.45
______________
(1)Restructuring, transaction-related and other costs were as follows:
•$6.2 in relocation and facility start-up costs attributable to relocation of our air cooled heat exchangers product lines from our Tulsa, Oklahoma facility to our Beasley, Texas facility and product line start up costs in our existing Tulsa, Oklahoma facility and $0.8 in integration and start up costs for our Alabama Trailers facility for the three months ended June 30, 2021.
•$0.8 in transaction-related costs related to the acquisitions of Cryogenic Gas Technologies, Inc., Sustainable Energy Solutions, Inc., BlueInGreen, LLC and Alabama Trailers and the July 1, 2021 acquisition of L.A. Turbine for the three months ended June 30, 2021.
•$1.3 in income taxes and interest expense related to previous divestitures for the three months ended June 30, 2021.
•$1.2 in acquisition-related contingent consideration charges to net income for the three months ended June 30, 2021.

•$0.5 in other various non-restructuring costs for the three months ended June 30, 2021.
•$0.3 for the three months ended June 30, 2021 in restructuring costs, primarily related to headcount reductions. Restructuring costs incurred in the three months ended June 30, 2020 of $5.6 were primarily related to headcount reductions, in order to manage through a downturn in our Heat Transfer Systems segment and smaller reductions in our other segments and corporate in order to reduce redundant work.
•For the three months ended June 30, 2019, we recorded $4.4 of restructuring costs primarily related to the closure of a facility in our Cryo Tank Solutions segment, as well as departmental restructuring including headcount reductions. We also incurred $2.4 in transaction-related and other one-time costs during the three months ended June 30, 2019.
(2)Includes a $2.6 gain on sale of a facility in China in our Cryo Tank Solutions segment for the three months ended June 30, 2020.
(3)Other one-time costs include commercial and legal settlements, and Covid-19 related costs, which include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products.
(4)Includes mark-to-market fair value adjustments of our investments in equity securities related to Stabilis and McPhy for the three months ended June 30, 2021 and mark-to-market fair value adjustments of our investment in equity securities related to Stabilis for the three months ended June 30, 2020.
(5)Includes an additional 4.89 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2021. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.64 for the three months ended June 30, 2021.
(6)Includes an additional 1.81 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2019. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.25 for the three months ended June 30, 2019.
Adjusted earnings per diluted and non-diluted share are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to Chart Industries, Inc., (U.S. GAAP)	$6.5	$20.1	$32.1	$28.6
Income attributable to noncontrolling interests, net of taxes (U.S. GAAP)	0.3	0.9	0.8	0.9
Net income (U.S. GAAP)	6.8	21.0	32.9	29.5
Interest accretion of convertible notes discount	—	2.0	—	3.9
Employee share-based compensation expense	2.4	2.0	5.8	4.9
Financing costs amortization	1.1	1.1	2.3	2.1
Unrealized foreign currency transaction loss (gain)	1.7	(1.1)	(2.9)	(1.1)
Unrealized loss (gain) on investment in equity securities	12.5	(1.0)	9.2	3.8
Other non-cash operating activities	(0.2)	0.3	1.7	3.5
Net income, adjusted (non-GAAP)	$24.3	$24.3	$49.0	$46.6
_______________
Net income, adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income, adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net cash (used in) provided by operating activities from continuing operations	$(36.6)	$54.8	$(28.3)	$80.3
Capital expenditures	(15.2)	(10.7)	(26.7)	(21.0)
Free cash flow (non-GAAP)	(51.8)	44.1	(55.0)	59.3
Payments for income taxes related to a divestiture (1)	20.5	—	24.9	—
Free cash flow, adjusted for payments for income taxes related to a divestiture (non-GAAP)	$(31.3)	$44.1	$(30.1)	$59.3
______________
(1)Includes payments for income taxes related to the gain recognized on the cryobiological products divestiture.
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities from continuing operations in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$97.8	$65.2	$106.8	$54.6	$(2.4)	$—	$322.0
Gross profit as reported (U.S. GAAP)	23.2	11.2	36.7	12.1	—	—	83.2
Restructuring, transaction-related and other one-time costs	2.1	5.7	1.7	0.8	—	—	10.3
Adjusted gross profit (non-GAAP)	$25.3	$16.9	$38.4	$12.9	$—	$—	$93.5
Adjusted gross profit margin (non-GAAP)	25.9%	25.9%	36.0%	23.6%	—%	—%	29.0%

Selling, general and administrative expenses as reported (U.S. GAAP)	$9.1	$6.6	$11.6	$4.4	$—	$16.3	$48.0
Restructuring, transaction-related and other one-time costs	(0.1)	—	(1.2)	—	—	(1.5)	(2.8)
Adjusted selling, general and administrative expenses (non-GAAP)	$9.0	$6.6	$10.4	$4.4	$—	$14.8	$45.2

	Three Months Ended June 30, 2020
	Cryo Tank Solutions		Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$105.3		$97.3	$48.6	$40.1	$(1.8)	$—	$289.5
Gross profit as reported (U.S. GAAP)	25.8		26.8	17.0	13.7	—	—	83.3
Restructuring, transaction-related and other one-time costs	0.2		1.0	0.1	0.5	—	—	1.8
Adjusted gross profit (non-GAAP)	$26.0		$27.8	$17.1	$14.2	$—	$—	$85.1
Adjusted gross profit margin (non-GAAP)	24.7%		28.6%	35.2%	35.4%	—%	—%	29.4%

Selling, general and administrative expenses as reported (U.S. GAAP)	$8.5		$10.0	$4.9	$3.5	$—	$16.6	$43.5
Restructuring, transaction-related and other one-time costs	1.8	0	(1.4)	(0.2)	(0.6)	—	(1.8)	(2.2)
Adjusted selling, general and administrative expenses (non-GAAP)	$10.3		$8.6	$4.7	$2.9	$—	$14.8	$41.3

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended March 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$103.9	$69.2	$77.3	$41.4	$(3.3)	$—	$288.5
Gross profit as reported (U.S. GAAP)	25.2	15.8	28.2	$14.7	—	—	83.9
Restructuring, transaction-related and other one-time costs	—	1.4	0.8	0.1	—	—	2.3
Adjusted gross profit (non-GAAP)	$25.2	$17.2	$29.0	$14.8	$—	$—	$86.2
Adjusted gross profit margin (non-GAAP)	24.3%	24.9%	37.5%	35.7%	—%	—%	29.9%

Selling, general and administrative expenses as reported (U.S. GAAP)	$8.9	$7.0	$9.1	$4.4	$—	$16.8	$46.2
Restructuring, transaction-related and other one-time costs	(0.2)	(0.1)	(0.9)	—	—	(1.9)	(3.1)
Adjusted selling, general and administrative expenses (non-GAAP)	$8.7	$6.9	$8.2	$4.4	$—	$14.9	$43.1

	Three Months Ended June 30, 2019
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$102.9	$93.6	$50.7	$40.7	$(0.8)	$—	$287.1
Gross profit as reported (U.S. GAAP)	20.2	17.1	17.2	$17.2	—	—	71.7
Restructuring, transaction-related and other one-time costs	5.6	0.4	—	(1.6)	—	—	4.4
Adjusted gross profit (non-GAAP)	$25.8	$17.5	$17.2	$15.6	$—	$—	$76.1
Adjusted gross profit margin (non-GAAP)	25.1%	18.7%	33.9%	38.3%	—%	—%	26.5%
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.